Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

FUEL SYSTEMS SOLUTIONS NAMES GENERAL MANAGER FOR INDUSTRIAL SUBSIDIARY

SANTA ANA, CA – September 12, 2007 – Fuel Systems Solutions, Inc. (Nasdaq GM: FSYS) today announced the appointment of Roberto Olivo as general manager of the company’s industrial subsidiary, IMPCO Technologies, succeeding Brad Garner who, as previously disclosed, resigned as chief operating officer in February.

Olivo, 53, has been serving as acting general manager of IMPCO Technologies for the past several months. Prior to relocating to the United States, Olivo was based in Cherasco, Italy—responsible for various projects at the company’s BRC subsidiary. His professional career also includes extensive experience within the transportation and industrial sectors, serving in a variety of management and consulting positions for companies and clients such as Fiat, Ferrari Maserati Group and Daimler Chrysler. He has served in numerous countries outside his native Italy, including Germany and The Netherlands. He is proficient or fluent in English, German, French, Dutch/Flemish and Spanish.

“The industrial division has benefited greatly from Roberto’s tenure on an interim-basis during the past several months. He offers significant marketing expertise and engineering knowledge, with the added benefit of having served since 2004 at the company’s BRC subsidiary. We look forward to his continued contributions and success,” said Mariano Costamagna, president and chief executive officer of Fuel Systems Solutions.

Olivo earned a Bachelor of Science degree in electrical engineering from Politecnico di Torino, Italy and has attended numerous professional training programs and seminars worldwide.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it

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